ISCO International Receives "Next Great Idea in Wireless" Award From Acclaimed Stevens Institute of Technology

ELK GROVE VILLAGE, IL -- 06/16/2008 -- ISCO International, Inc. (AMEX: ISO), a leading wireless telecommunications solutions provider, announced today it has received the "Next Great Idea in Wireless" Award as part of the annual Howe School conference: "The Rebirth of Location-Based Services: The Next Great Idea."

ISCO International is a leading supplier of radio frequency management and interference-control solutions for the wireless telecommunications industry. Clarity, a subsidiary, specializes in the design, development and deployment of solutions for mobile devices and wireless networks.

The award is bestowed annually to companies that demonstrate pioneering ideas in technology and further the state and art of mobile communications.

"We are honored to receive this award," said Gordon Reichard Jr., ISCO president and CEO. "We feel that our engineers -- and marketers alike -- have blazed a trail against a competitive landscape while bringing exceptional new value to our customers. It's good to get recognition for those accomplishments."

The conference, held last month in New Jersey, addressed the resurgence of location-based technologies in telecommunications environments. Panels and keynotes focused on current and future business applications -- and how they will benefit from wider availability of location data. The conference was co-sponsored by the Stevens Institute of Technology and the New York-based investment bank, the Kaufman Brothers.

"The Howe School and Stevens really appreciate the participants and the honorees supporting this important conference," said Jan Klein, a professor in The Howe School of Technology Management at Stevens, and the driving force behind the event. "I think the attendees would agree that it was a thorough and fascinating preview of what is to come in the next generation of wireless and LBS."

About Stevens Institute of Technology

Founded in 1870, Stevens Institute of Technology is one of the leading technological universities in the world dedicated to learning and research. Through its broad-based curricula, nurturing of creative inventiveness, and cross disciplinary research, the Institute is at the forefront of global challenges in engineering, science, and technology management. Partnerships and collaboration between, and among, business, industry, government and other universities contribute to the enriched environment of the Institute. A new model for technology commercialization in academe, known as Technogenesis®, involves external partners in launching business enterprises to create broad opportunities and shared value. Stevens offers baccalaureates, master's and doctoral degrees in engineering, science, computer science and management, in addition to a baccalaureate degree in the humanities and liberal arts, and in business and technology. The university has a total enrollment of 2,040 undergraduate and 3,085 graduate students, and a worldwide online enrollment of 2,250, with about 400 full-time faculty. Stevens' graduate programs have attracted international participation from China, India, Southeast Asia, Europe and Latin America. Additional information may be obtained from its web page at www.stevens.edu.

About ISCO International and Clarity Communication Systems

ISCO International (www.iscointl.com) is a leading global supplier of radio frequency management and interference-control systems for the wireless telecommunications industry and mobile operators. Clarity (www.claritycsi.com) specializes in the design, development and deployment of solutions for mobile devices and wireless networks. ISCO acquired Clarity during January 2008. Combined, the companies provide the wireless market with highly differentiated solutions, including adaptive interference management; PoC and PTx applications and hosted solutions; RF conditioning for all wireless technologies; location based applications and services; and novel, situational aware applications that combine both PoC and location enablement.

Contact

Ed Bergstraesser
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